UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 22, 2005

America Online Latin America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-31181	65-0963212
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6600 N. Andrews Avenue, Suite 300, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-689-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2005, America Online Latin America, Inc.'s ("AOLA") subsidiary in Brazil, AOL Brasil Ltda. ("AOL Brazil"), entered into a Marketing Operations Coordination Agreement (the "Agreement") with Terra Networks Brasil S.A. ("Terra"). Pursuant to the Agreement, AOL Brazil and Terra will engage in a joint marketing effort to encourage AOL Brazil's subscriber base to migrate to Terra's services. As consideration, Terra will make four payments to AOL Brazil which in the aggregate are estimated to be approximately $1.9 million, but are estimated to be not less than approximately $760,000. The amount of the consideration will be based upon the number of AOL Brazil subscribers that switch to Terra's services and pay one monthly bill and the number of AOL Brazil subscribers on the effective date of the Agreement. On the effective date of the Agreement, AOL Brazil will inform Terra of the number of active subscribers to the AOL Brazil service. If AOL Brazil and Terra are unable to agree upon such calculation within six business days, the Agreement will terminate with no liability to either party. The closing of the Agreement is subject to a number of conditions, including the approval of the United States Bankruptcy Court for the District of Delaware.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America Online Latin America, Inc.

December 29, 2005	By:	/s/ Charles M. Herington

Name: Charles M. Herington
Title: CEO and President